Exhibit 99.1

Genasys Inc. Reports Fiscal First Quarter 2024 Financial Results

SAN DIEGO – February 13, 2024 – Genasys Inc. (NASDAQ: GNSS), the leader in Protective Communications, today announced financial results for the Company’s fiscal first quarter ended December 31, 2023.

Richard S. Danforth, Chief Executive Officer of Genasys, Inc., commented, “The vision of Genasys Protect is beginning to be realized. Yesterday’s announcement describing the integrated use of Genasys’ cloud-based software and hardware for 37 dams in Puerto Rico is only the most recent example of our differentiated approach to Protective Communications.”

Mr. Danforth continued, “Thus far in fiscal 2024, we have been selected for multi-year engagements with Los Angeles County, the State of Utah, and most recently, the island of Puerto Rico. Coming into this year, we had exceptionally low backlog and as we communicated in early December, we expect financial results to be heavily weighted towards the end of the fiscal year. Recent wins and the continuing deal activity and pipeline expansion give us greater confidence in our second half 2024 and fiscal 2025 outlook. Genasys’ differentiated Protective Communications offering continues to displace incumbents and win the business that is already generating a rapidly growing Annual Recurring Revenue (ARR).”

Fiscal 1Q 2024 Financial Summary

●	Revenue of $4.4 million, versus $10.5 million in 1Q 2023
●	GAAP operating loss of ($7.2) million, versus ($3.5) million in 1Q 2023.
●	GAAP net loss of ($6.7) million versus ($3.5) million in 1Q 2023. GAAP net loss per share ($0.15) versus ($0.10) in 1Q 2023.
●	Adjusted EBITDA of ($6.1) million, versus ($2.4) million in 1Q 2023.

Business Highlights

●

Selected to provide comprehensive Early Warning System (EWS) for 37 dams on the island of Puerto Rico. The $60 million to $70 million solution includes both Genasys Protect software and ACOUSTICS, integrated with sensors and communication equipment.

●	Chosen for multi-year statewide CONNECT contract with the Utah Department of Corrections
●	Won 5-year Genasys Protect EVAC contract with Los Angeles County, the nation’s most populous county spanning more than 4,000 square miles.
●	Expanded contracts with Marin and San Mateo counties in California to include Traffic AI, powered by Ladris.
●	Genasys named a Strong Performer in The Forrester Wave™: Critical Event Management Platforms, Q4 2023 report.

Business Outlook

Given the low backlog entering fiscal 2024 and the continuing uncertainty surrounding the US Federal budget and other budget cycles, we continue to expect a very back-end loaded fiscal year with the significant majority of our hardware revenues coming in the second half of fiscal 2024. Sequentially, we expect continued growth in our software revenues, and on the full year, we continue to believe that hardware revenues will approach fiscal 2022 levels.

Fiscal 1Q 2024 Financial Review

Fiscal first quarter revenue was $4.4 million, a decrease of 58.4% from $10.5 million in the prior year's quarter. Software revenue increased 56.6% while hardware revenue decreased 69.3%, compared with the fiscal 2023 first quarter. Within software, quarterly recurring revenue increased 84.9% year over year.

Gross profit margin was 33.9%, compared with 46.1% in the first quarter of fiscal 2023. The drop in gross profit is attributable to lower hardware revenue in this year’s quarter and the related reduction in overhead absorption. Software gross margins improved nearly 15 percentage points year over year.

Operating expenses of $8.7 million increased from $8.3 million in fiscal 1Q 2023. Selling, general and administrative expenses increased 2.1% from $6.4 million in the prior year to $6.5 million in the quarter ended December 31, 2023. Research and development expenses increased 13.2% year over year primarily related to efforts to increase the features and functionality of our software offerings.

GAAP net loss in the quarter was ($6.7) million, or ($0.15) per share, compared with a GAAP net loss of ($3.5) million, or ($0.10) per share, in the first quarter of fiscal 2023.

Excluding other income and expense, net income tax expense (benefit), depreciation, stock-based compensation and amortization of intangibles, Adjusted EBITDA was ($6.1) million for the first quarter of fiscal 2024, compared with ($2.4) million for the prior fiscal year period.

Cash, cash equivalents and marketable securities totaled $13.6 million as of December 31, 2023, compared with $10.1 million as of September 30, 2023. Accounts receivable at quarter end totaled $4.4 million versus $6.0 million as of September 30, 2023.

We include in this press release the non-GAAP operational metrics of adjusted EBITDA, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. Adjusted EBITDA represents our net loss before other income and expense, net, income tax expense (benefit), depreciation and amortization expense and stock-based compensation. We do not consider these items to be indicative of our core operating performance. The items that are non-cash include depreciation and amortization expense and stock-based compensation. Adjusted EBITDA is a measure used by management to understand and evaluate our core operating performance and trends and to generate future operating plans, make strategic decisions regarding allocation of capital and invest in initiatives that are focused on cultivating new markets for our solutions. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates comparisons of our operating performance on a period-to-period basis.

Webcast and Conference Call Details

Management will host a conference call to discuss the financial results for the first quarter of fiscal year 2024 this afternoon at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To access the conference call, dial toll-free (888) 390-3967, or international at (862) 298-0702. A webcast will also be available at the following link: https://www.webcaster4.com/Webcast/Page/1375/49779

Questions to management may be submitted before the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the page of the Company’s website.

About Genasys Inc.

Genasys Inc. (NASDAQ: GNSS) is the global leader in Protective Communications Solutions and Systems, designed around one premise: ensuring organizations and public safety agencies are “Ready when it matters™”. The Company provides the Genasys Protect platform, the most comprehensive portfolio of preparedness, response, and analytics software and systems, as well as Genasys Long Range Acoustic Devices® (LRAD®) that deliver directed, audible voice messages with exceptional vocal clarity from close range to 5,500 meters. Genasys serves state and local governmental agencies, and education (SLED); enterprise organizations in critical sectors such as oil and gas, utilities, manufacturing, and automotive; and federal governments and the military. Genasys Protective Communications Solutions have diverse applications, including emergency warning and mass notification for public safety, critical event management for enterprise companies, de-escalation for defense and law enforcement, and automated detection of real-time threats like active shooters and severe weather. Today, Genasys protects over 70 million people globally and is used in more than 100 countries, including more than 500 cities, counties, and states in the U.S. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in any forward-looking statement. The risks and uncertainties in these forward-looking statements include without limitation the business impact of geopolitical conflict, epidemics or pandemics, and other causes that may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2023. Genasys Inc. disclaims any intent or obligation to publicly update or revise forward-looking statements, except as otherwise specifically stated.

Investor Relations Contacts

Brian Alger, CFA

SVP, IR and Corporate Development

ir@genasys.com

(858) 676-0582

Genasys Inc.
Condensed Consolidated Balance Sheets
(Unaudited - in thousands)

	December 31,	September 30,
	2023	2023

ASSETS
Current assets:
Cash and cash equivalents	$4,780	$8,665
Short-term marketable securities	8,777	1,481
Restricted cash	-	758
Accounts receivable, net	4,435	5,952
Inventories, net	6,890	6,501
Prepaid expenses and other	2,100	1,851
Total current assets	26,982	25,208
Long-term restricted cash	346	96
Property and equipment, net	1,587	1,551
Goodwill	13,151	10,282
Intangible assets, net	10,366	8,427
Operating lease right of use asset	3,712	3,886
Prepaid expenses and other - noncurrent	494	455
Total assets	$56,638	$49,905

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,897	$2,785
Accrued liabilities	8,618	7,466
Operating lease liabilities, current portion	1,031	1,008
Total current liabilities	11,546	11,259

Other liabilities, noncurrent	509	551
Operating lease liabilities, noncurrent	4,030	4,283
Total liabilities	16,085	16,093

Total stockholders' equity	40,553	33,812
Total liabilities and stockholders' equity	$56,638	$49,905

Genasys Inc.
Condensed Consolidated Statements of Operations
(Unaudited - in thousands, except per share amounts)

	Three months ended
	December 31,
	2023	2022
	(unaudited)	(unaudited)

Revenues	$4,361	$10,487
Cost of revenues	2,882	5,655
Gross profit	1,479	4,832
	33.9%	46.1%
Operating expenses:
Selling, general and administrative	6,518	6,384
Research and development	2,191	1,935
Total operating expenses	8,709	8,319

Loss from operations	(7,230)	(3,487)
Other income and expense, net	77	(20)
Loss before income taxes	(7,153)	(3,507)
Income tax benefit	(429)	-
Net loss	$(6,724)	$(3,507)

Net loss per common share:
Basic	$(0.15)	$(0.10)

Weighted average common shares outstanding:
Basic	43,729	36,696

Reconciliation of GAAP measures to non-GAAP measures

Net loss	$(6,724)	$(3,507)
Other income and expense, net	(77)	20
Income tax benefit	(429)	-
Depreciation and amortization	729	643
Stock based compensation	446	420
Adjusted EBITDA	$(6,055)	$(2,424)